Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800

GREENVILLE, S.C. (April 29, 2025) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth quarter of fiscal 2025.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2025 FOURTH QUARTER RESULTS

Fourth fiscal quarter highlights

During its fourth fiscal quarter, World Acceptance Corporation achieved improved earnings driven by an increase in our tax preparation revenue. The quarter also benefited from a partial forfeiture of our performance-based restricted shares granted in 2018 that had a $16.35 earnings per share (EPS) performance target (the $16.35 Performance Shares). The forfeiture of such shares resulted in a $2.8 million after tax release of share based compensation expense, resulting in EPS of $16.36 per diluted share on a rolling four-quarter basis. Prior to the forfeiture of such shares, EPS would have been approximately $15.98 for the rolling four quarters.

Highlights from the fourth quarter include:

•	Increase in total revenues to $165.3 million, including a 110 basis point yield increase compared to the same quarter in the prior year
•	Net income of $44.3 million
•	Diluted net income per share of $8.13
•	Customer base increased by 3.5%

Portfolio results

Gross loans outstanding were $1.23 billion as of March 31, 2025, a 4.0% decrease from the $1.28 billion of gross loans outstanding as of March 31, 2024. During the most recent quarter, gross loans outstanding decreased sequentially 11.3%, or $155.8 million, from $1.38 billion as of December 31, 2024, compared to a decrease of 8.8%, or $123.5 million, in the comparable quarter of the prior year.

During the most recent quarter, our new and former customer borrowing was similar to the same quarter of fiscal year 2024 while our current customer borrowing decreased. Specifically, during the quarter, new customer loan volume increased 1.3%, while former and refinance customer loan volume decreased 2.5% and 14.2%, respectively, compared to the same quarter of fiscal year 2024. Our customer base increased by 3.5% during the twelve-month period ended March 31, 2025, compared to a decrease of 1.5% for the comparable period ended March 31, 2024. During the quarter ended March 31, 2025, the number of unique borrowers in the portfolio decreased by 6.3% compared to a decrease of 6.2% during the quarter ended March 31, 2024. As we continue to shrink the average gross loan balance in the portfolio through increasing new and former customer small loan volume and maintain the tighter underwriting of large loans, we expect the portfolio gross and net yield to continue to improve.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q4 FY 2025	Q4 FY 2024	Q4 FY 2023
New Customers	$26,854,288	$26,511,522	$25,669,834
Former Customers	$57,132,803	$58,583,919	$62,965,426
Refinance Customers	$370,890,796	$432,270,234	$449,571,142

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WRLD Reports Fiscal 2025 Fourth Quarter Results

As of March 31, 2025, the Company had 1,024 open branches. For branches open at least twelve months, same store gross loans decreased 2.5% in the twelve-month period ended March 31, 2025, compared to a decrease of 6.7% for the twelve-month period ended March 31, 2024. For branches open throughout both periods, the customer base over the twelve-month period ended March 31, 2025, increased 5.1% compared to a decrease of 0.2% for the twelve-month period ended March 31, 2024.

Three-month financial results

Net income for the fourth quarter of fiscal 2025 increased to $44.3 million compared to $35.1 million for the same quarter of the prior year. Net income per diluted share increased to $8.13 per share in the fourth quarter of fiscal 2025 compared to $6.09 per share for the same quarter of the prior year. Although net income was negatively impacted by an increase in provision for credit losses, primarily related to our new growth, we expect solid returns on our fiscal 2025 originations given early payment performance and yield.

Total revenues for the fourth quarter of fiscal 2025 increased to $165.3 million, a 3.8% increase from $159.3 million for the same quarter of the prior year. Interest and fee income increased 1.2%, from $116.3 million in the fourth quarter of fiscal 2024 to $117.6 million in the fourth quarter of fiscal 2025. Insurance income decreased by 10.8% to $11.7 million in the fourth quarter of fiscal 2025 compared to $13.2 million in the fourth quarter of fiscal 2024. The large loan portfolio decreased from 55.8% of the overall portfolio as of March 31, 2024, to 48.5% as of March 31, 2025. Interest and insurance yields for the quarter ended March 31, 2025 increased 110 basis points compared to the quarter ended March 31, 2024. Other income increased $6.1 million, or 20.4%, to $35.9 million in the fourth quarter of fiscal 2025 compared to $29.8 million in the fourth quarter of fiscal 2024. Revenues from our tax return preparation business increased by $6.8 million, or 25.8%, in the fourth quarter of fiscal 2025 compared to the fourth quarter of fiscal 2024 due to an increase in our average preparation fee.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $3.7 million to $33.0 million from $29.3 million when comparing the fourth quarter of fiscal 2025 to the fourth quarter of fiscal 2024. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q4 FY 2025	Q4 FY 2024	Difference	Reconciliation
Beginning Allowance - December 31	$116.2	$121.1	$(4.9)
Change due to Growth	$(13.1)	$(10.7)	$(2.4)	$(2.4)
Change due to Expected Loss Rate on Performing Loans	$(1.8)	$(3.0)	$1.2	$1.2
Change due to 90 day past due	$2.1	$(4.4)	$6.5	$6.5
Ending Allowance - March 31	$103.4	$103.0	$0.4	$5.3
Net Charge-offs	$45.8	$47.4	$(1.6)	$(1.6)
Provision	$33.0	$29.3	$3.7	$3.7

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision was negatively impacted by higher 90 day past due accounts and a smaller decrease in expected loss rates compared to the same quarter of the prior year. Specifically, our 90 day past due accounts and expected loss rates were negatively impacted by an increase in our 0-5 month customers, our riskiest customers, as a percentage of the portfolio during the current quarter.

Net charge-offs for the quarter decreased $1.6 million, from $47.4 million in the fourth quarter of fiscal 2024 to $45.8 million in the fourth quarter of fiscal 2025. Net charge-offs as a percentage of average net loans receivable on an annualized basis decreased to 18.5% in the fourth quarter of fiscal 2025 from 18.8% in the fourth quarter of fiscal 2024.

Accounts 61 days or more past due increased to 6.0% on a recency basis at March 31, 2025, compared to 5.0% at March 31, 2024. Our allowance for credit losses as a percent of net loans receivable was 11.3% at March 31, 2025, compared to 10.8% at March 31, 2024. Recency delinquency on accounts at least 90 days past due increased from 3.1% at March 31, 2024, to 3.7% at March 31, 2025. Recency delinquency on accounts 0 to 60 days past due decreased from 19.5% at March 31, 2024 to 18.7% at March 31, 2025.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last two and a half years, we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

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WRLD Reports Fiscal 2025 Fourth Quarter Results

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
03/31/2020	$417,601,494	$792,663,099	$1,210,264,593
03/31/2021	$342,202,779	$762,610,487	$1,104,813,266
03/31/2022	$482,248,578	$1,040,695,747	$1,522,944,325
03/31/2023	$348,513,335	$1,041,619,563	$1,390,132,898
03/31/2024	$270,069,839	$1,007,164,462	$1,277,234,301
03/31/2025	$272,485,920	$953,259,509	$1,225,745,429

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2020	$42,328,525	$39,979,122	$82,307,647
03/31/2021	$(75,398,715)	$(30,052,612)	$(105,451,327)
03/31/2022	$140,045,799	$278,085,260	$418,131,059
03/31/2023	$(133,735,243)	$923,816	$(132,811,427)
03/31/2024	$(78,443,496)	$(34,455,101)	$(112,898,597)
03/31/2025	$2,416,081	$(53,904,953)	$(51,488,872)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
03/31/2020	34.5%	65.5%
03/31/2021	31.0%	69.0%
03/31/2022	31.7%	68.3%
03/31/2023	25.1%	74.9%
03/31/2024	21.1%	78.9%
03/31/2025	22.2%	77.8%

General and administrative (“G&A”) expenses decreased $5.7 million, or 7.9%, to $65.9 million in the fourth quarter of fiscal 2025 compared to $71.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 45.0% during the fourth quarter of fiscal 2024 to 39.9% during the fourth quarter of fiscal 2025. G&A expenses per average open branch decreased by 6.1% when comparing the fourth quarter of fiscal 2025 to the fourth quarter of fiscal 2024.

Personnel expense decreased $3.1 million, or 6.9%, during the fourth quarter of fiscal 2025 as compared to the fourth quarter of fiscal 2024. Salary expense increased approximately $0.8 million, or 2.7%, during the quarter ended March 31, 2025, compared to the quarter ended March 31, 2024. Our headcount as of March 31, 2025, decreased 1.2% compared to March 31, 2024. Benefit expense decreased approximately $2.9 million, or 33.4%, when comparing the quarterly periods ended March 31, 2025 and 2024. Incentive expense decreased $1.7 million, in the fourth quarter of fiscal 2025 compared to the fourth quarter of fiscal 2024. The decrease in incentive expense is primarily due to the $3.5 million partial reversal of expense associated with the forfeiture of certain $16.35 Performance Shares, as described above, offset by a $1.5 million increase in stock compensation expense associated with new grants issued in the third quarter of fiscal 2025.

Occupancy and equipment expense decreased $0.3 million, or 2.3%, when comparing the quarterly periods ended March 31, 2025 and 2024.

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WRLD Reports Fiscal 2025 Fourth Quarter Results

Advertising expense increased $0.1 million, or 6.5%, in the fourth quarter of fiscal 2025 compared to the fourth quarter of fiscal 2024 due to increased spending on customer acquisition programs.

Interest expense for the quarter ended March 31, 2025, decreased by $0.6 million, or 4.8%, from the corresponding quarter of the previous year. Interest expense decreased due to a 5.2% decrease in average debt outstanding for the quarter and a 5.0% decrease in the effective interest rate from 8.7% to 8.3%. The average debt outstanding decreased from $558.3 million to $529.2 million when comparing the quarters ended March 31, 2024 and 2025. The Company’s debt to equity ratio decreased to 1.0:1 at March 31, 2025, compared to 1.2:1 at March 31, 2024. As of March 31, 2025, the Company had $446.9 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $39.9 million of its previously issued bonds for a purchase price of $39.8 million during the fourth quarter of fiscal 2025.

Other key return ratios for the fourth quarter of fiscal 2025 included a 8.5% return on average assets and a return on average equity of 21.0% (both on a trailing twelve-month basis).

The Company repurchased 225,985 shares of its common stock at an aggregate purchase price of approximately $32.0 million during the fourth quarter of fiscal 2025. This is in addition to repurchases of 174,632 shares during the first three quarters of fiscal 2025 at an aggregate purchase price of approximately $22.2 million. As of March 31, 2025, the Company had $0.4 million in aggregate remaining repurchase capacity under its current share repurchase program and approximately $18.8 million under the terms of our debt facilities (subject to further board approval). The Company repurchased 295,201 shares during fiscal 2024 at an aggregate purchase price of approximately $36.2 million. The Company had approximately 5.2 million common shares outstanding, excluding 159,683 unvested restricted shares, as of March 31, 2025.

Twelve-Month Results

Net income for the year ended March 31, 2025, increased $12.4 million to $89.7 million compared to $77.3 million for the same period of the prior year. This resulted in a net income of $16.30 per diluted share for the year ended March 31, 2025, compared to $13.19 per diluted share in the prior-year period. Total revenues for fiscal 2025 decreased 1.5% to $564.8 million, compared to $573.2 million during the previous fiscal year due to a decrease in loans outstanding. Annualized net charge-offs as a percent of average net loans decreased from 17.7% during fiscal 2024 to 17.5% for fiscal 2025.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=dy7gFHDm. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

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WRLD Reports Fiscal 2025 Fourth Quarter Results

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the new U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2024, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2025 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024
Revenues:
Interest and fee income	$117,634	$116,291	$465,091	$468,528
Insurance and other income, net	47,638	42,974	99,751	104,686
Total revenues	165,272	159,265	564,842	573,214

Expenses:
Provision for credit losses	33,024	29,276	169,215	156,973
General and administrative expenses:
Personnel	41,255	44,335	141,060	164,454
Occupancy and equipment	12,346	12,638	49,140	49,776
Advertising	1,299	1,220	10,225	9,932
Amortization of intangible assets	907	1,037	3,810	4,220
Other	10,133	12,389	36,697	40,218
Total general and administrative expenses	65,940	71,619	240,932	268,600

Interest expense	11,190	11,757	42,710	48,232
Total expenses	110,154	112,652	452,857	473,805

Income before income taxes	55,118	46,613	111,985	99,409

Income tax expense	10,840	11,555	22,244	22,063

Net income	$44,278	$35,058	$89,741	$77,346

Net income per common share, diluted	$8.13	$6.09	$16.30	$13.19

Weighted average diluted shares outstanding	5,446	5,754	5,507	5,862

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WRLD Reports Fiscal 2025 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	March 31, 2025	March 31, 2024	March 31, 2023
ASSETS
Cash and cash equivalents	$9,730	$11,839	$16,509
Gross loans receivable	1,225,636	1,277,149	1,390,016
Less:
Unearned interest, insurance and fees	(309,320)	(326,746)	(376,675)
Allowance for credit losses	(103,347)	(102,963)	(125,553)
Loans receivable, net	812,969	847,440	887,788
Income taxes receivable	—	3,091	—
Operating lease right-of-use assets, net	76,235	79,501	81,289
Property and equipment, net	19,766	22,897	23,926
Deferred income taxes, net	33,291	30,943	41,722
Other assets, net	40,871	42,199	43,423
Goodwill	7,371	7,371	7,371
Intangible assets, net	7,394	11,070	15,291
Total assets	$1,007,627	$1,056,351	$1,117,319

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$262,451	$223,419	$307,911
Senior unsecured notes payable, net	184,418	272,610	287,353
Income taxes payable	223	—	2,533
Operating lease liability	78,690	81,921	83,735
Accounts payable and accrued expenses	42,365	53,974	50,560
Total liabilities	568,147	631,924	732,092

Shareholders' equity	439,480	424,427	385,227
Total liabilities and shareholders' equity	$1,007,627	$1,056,351	$1,117,319

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WRLD Reports Fiscal 2025 Fourth Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2025	2024	2025	2024

Gross loans receivable	$1,225,636	$1,277,149	$1,225,636	$1,277,149
Average gross loans receivable (1)	1,324,086	1,357,845	1,300,782	1,378,329
Net loans receivable (2)	916,316	950,403	916,316	950,403
Average net loans receivable (3)	987,890	1,009,753	965,331	1,012,544

Expenses as a percentage of total revenue:
Provision for credit losses	20.0%	18.4%	30.0%	27.4%
General and administrative	39.9%	45.0%	42.7%	46.9%
Interest expense	6.8%	7.4%	7.6%	8.4%
Operating income as a % of total revenue (4)	40.1%	36.7%	27.4%	25.8%

Loan volume (5)	553,357	624,618	2,714,988	2,758,260

Net charge-offs as percent of average net loans receivable on an annualized basis	18.5%	18.8%	17.5%	17.7%

Return on average assets (trailing 12 months)	8.5%	7.0%	8.5%	7.0%

Return on average equity (trailing 12 months)	21.0%	19.1%	21.0%	19.1%

Branches opened or acquired (merged or closed), net	(11)	(4)	(24)	(25)

Branches open (at period end)	1,024	1,048	1,024	1,048

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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